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                                                                      EXHIBIT 11

            STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

     Net income per share on a primary basis is computed on the weighted average number of shares outstanding during the quarter after giving effect to the equivalent shares which are issuable upon the exercise of stock options determined by the treasury stock method. Fully diluted earnings per share is computed assuming conversion of convertible subordinated debentures which converted in March of 1994. The calculation of primary and fully diluted earnings per share follow:

                                                    Quarter                   Six Months
                                                            Ended December 31,
(in thousands except per share data)               1994       1993       1994       1993
- ----------------------------------------------------------------------------------------
Reported income before accounting
 change (primary)                                  $18,165   $14,834     $36,390  $29,662
Add: Convertible debentures interest
 expense, net of tax                                     0       477           0      955
                                                   -------   -------     -------  -------
Income before accounting change
 (fully diluted)                                   $18,165   $15,311     $36,390  $30,617
                                                   =======   =======     =======  =======

Reported net income (primary)                      $18,165   $14,834     $36,390  $32,662
Add: Convertible debentures
  interest expense, net of tax                           0       477           0      955
                                                   -------   -------     -------  -------
Net income (fully diluted)                         $18,165   $15,311     $36,390  $33,617
                                                   =======   =======     =======  =======
Weighted average shares
  outstanding (primary)                             75,685    71,929      75,871   71,799
Shares issuable upon
  conversion of all debentures                           0     4,910           0    4,946
                                                   -------   -------     -------  -------
Weighted average shares
  outstanding (fully diluted)                       75,685    76,839      75,871   76,745
                                                   =======   =======     =======  =======
Earnings per share before
 accounting change:
         Primary                                   $   .24   $   .21     $   .48  $   .42
         Fully diluted                                 .24       .20         .48      .40
Earnings per share:
         Primary                                   $   .24   $   .21     $   .48  $   .46
         Fully diluted                                 .24       .20         .48      .44